Exhibit 10.35

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of January 13, 2025, by and between Anania & Associates, a Maine corporation (together with its successors and assigns), (the “Company”) and Michael Lee (“Lee”).

WHEREAS, the Company desires to continue to employ Lee, and Lee desires to accept employment by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Term of Employment. The Company will employ Lee and Lee accepts employment by the Company on the terms and conditions herein contained herein for the period provided in Section 4 (the “Employment Period”). Lee’s employment by any subsidiary or affiliate of the Company shall be governed by the terms of this Agreement, and any reference in this Agreement to Lee’s employment by the Company shall be deemed to include his employment by a subsidiary or affiliate of the Company.

2. Duties and Functions.

(a) (1) Lee shall be employed as the Company’s Chief Financial Officer and shall be responsible for overseeing the financial operations of the Company, guiding its financial strategy, planning, and maintaining its fiscal stability. Lee will collaborate with the executive management team to establish long-range goals, strategies, plans, and policies. In such capacity, Lee shall render such managerial, administrative and other services as are customarily associated with or incident to such position. Lee will report directly to the President of the Company.

(2) Lee agrees to undertake the duties and responsibilities inherent in the position of Chief Financial Officer, which may encompass different or additional duties as may, from time to time, as may be assigned by the President (or senior most position of the Company) or the Company’s Board of Directors (the “Board”). The duties and responsibilities undertaken by Lee may be altered or modified from time to time by the President (or senior most position of the Company) or the Board. Lee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any change thereof which may be adopted at any time by the Company.

(b) During the Employment Period, Lee will devote his full time and efforts to the business of the Company and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of his duties hereunder in any way. Lee may engage in philanthropic or other charitable activities as well as serve as an officer or board member for business investments that do not conflict or compete with the Company’s business activities for reasonable periods of time each month so long as such activities do not interfere with Lee’s responsibilities under this Employment Agreement.

3. Compensation.

(a) Base Salary. As compensation for his services hereunder, during Lee’s employment as Executive Vice President the Company agrees to pay Lee a base salary at the rate of not less than Three Hundred Thousand Dollars ($300,000) per annum (as adjusted, the “Base Salary”), effective January 1, 2025 payable in accordance with the Company’s normal payroll schedule, or on such other periodic basis as may be mutually agreed upon. The adjusted rate of Base Salary shall commence on the first day of employment under this Agreement. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. Lee’s salary shall be subject to annual review, based on corporate policy and contributions made by Lee to the enterprise. To the extent approved by the President, changes will be deemed to take effect as of January 1st of each year (and shall be retroactive to that date, as necessary under the circumstances in a given year).

(b) Bonuses:

(i) Employment Bonus. Upon the commencement of Lee’s employment Lee shall be eligible for an employment bonus in the amount of $40,000 to be paid within 30 days after commencing work at the Company.

(ii) Annual Bonus. Lee will be eligible to receive an annual cash bonus award (the “Annual Bonus”) of up to 40% of his base salary based on goals set by the Company. The goals for 2025 are as follows:

●	The Company meets the Annual EBITDA Plan; 50%

●	S-1 filed with the SEC by year end; 25%

●	Microwave Techniques’ financial statements and reporting harmonized with Elmet Technologies by year end; 25%.

Any bonus is not guaranteed and is contingent upon Lee and the Company achieving the milestones set forth above and thereafter set annually by the President. Bonus goals will be established in December of the year preceding the bonus year. The Annual Bonus shall be confirmed by the President and, to the extent a bonus is awarded, it shall be paid subsequent to the conclusion of the Company’s annual accounting review with a target payment date of seventy five (75) days following the close of the relevant fiscal year of the Company but, in any event, any such bonus will be paid for a given fiscal year within one hundred and twenty (120) days of the closing of the fiscal year.

(iii) Restricted Stock Grant. Lee will receive a restricted stock grant of 98,000 Shares in AAIH expected to equal approximately 1% of AAIH immediately after the conversion of all the various equity interests up into the corporation. Lee’s interest in the stock will vest as follows:

Grant A:49,000 Shares shall vest on the earlier of either (a) the successful completion of an initial public offering; or (b) so long as Lee remains a full-time employee of the Company on the third anniversary of the commencement of Lee’s employment with the Company.

Grant B: So long as Lee remains a full-time employee of the Company, 24,500 Shares shall vest on the Second anniversary of the commencement of Lee’s employment with the Company.

Grant C: So long as Lee remains a full-time employee of the Company 24,500 Shares shall vest on the Third anniversary of the commencement of Lee’s employment with the Company.

All Shares granted shall vest upon a change of control event.

The specific terms and conditions of the Restricted Stock Grants shall be governed by a separate agreement which the parties shall execute on or before Lee’s commencement of his employment. If Lee elects to exercise his rights under Section 83(b) of the Code within 30 days of the grant, the Company shall reimburse Lee for the estimated taxes associated with said grant of restricted stock. If applicable, in the event of an IPO Lee shall be subject to the same lock-up and other restrictions as other shareholders of the Company. Should AAIH not be the vehicle which goes public, but another substitute entity is used to go public, Lee and the Company shall endeavor to use their best efforts to achieve the equivalent equity interest at the lowest taxable cost available.

(c) Long Term Incentive Compensation. You shall be eligible for the Company’s Long Term Incentive Compensation as such a plan is adopted by the Company’s board of directors. It is anticipated that the Company will adopt a Long-Term Incentive Plan in 2025.

(d) Other Expenses. In addition to the compensation provided for above, the Company agrees to pay or to reimburse Lee during his employment for all reasonable, ordinary and necessary, properly vouchered, business or entertainment expenses incurred in the performance of his services hereunder in accordance with Company policy in effect from time to time.

(e) Vacation. Lee shall be allowed 4 weeks of paid vacation during each calendar year. To the extent that Lee is unable to use his accrued vacation leave in a given calendar year, he shall be permitted to carry over his paid vacation leave and use it in subsequent years up to a total maximum of 1 week of vacation carry over. This carry over may be enlarged at the sole discretion of the President or Board of Directors.

(f) Fringe Benefits. In addition to his compensation provided by the foregoing, Lee shall be entitled to the benefits available generally to Company executives and employees pursuant to Company programs, including, by way of illustration, paid holidays, sick leave, profit-sharing, 401(k) plan, deferred compensation plan, retirement, disability, dental, vision, group sickness, accident, life or health insurance programs of the Company which may now or, if not terminated, shall hereafter be in effect, or in any other or additional such programs which may be established by the Company, as and to the extent any such programs are or may from time to time be in effect, as determined by the Company and the terms hereof, subject to the applicable terms and conditions of the benefit plans in effect at that time. Nothing herein shall affect the Company’s ability to modify, alter, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law.

4. Employment Period; Termination.

(a) Employment Period. Unless terminated pursuant to this Section 4, the Employment Period shall commence on or about March 17, 2025 and shall continue thereafter for a period of Thirty-Six (36) months (the “Initial Term”). This Agreement may renew for additional twelve-month periods (each a “Renewal Term”) upon the agreement of both the Company and Lee. Absent agreement of the parties to renew this Agreement shall terminate and Lee’s continued employment shall be at will. The Initial Term and any Renewal Term are herein collectively referred to as the “Term”. For purposes of determining under Section 409A whether there has been a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h) (or any successor regulation), Lee shall be deemed to have incurred a separation from service if his employment has been terminated in accordance with Sections 4(b) through 4(f) hereof and he is performing less than 50% of the average level of bona fide services he was performing for the Company in the immediately preceding 36-month period (Separation From Service).

(b) Termination By Lee Without Good Reason. Notwithstanding the provisions of Section 4(a) above, Lee may terminate the employment relationship at any time for any reason by giving the Company written notice at least thirty (30) days prior to the effective date of termination and such termination shall not be deemed to be a breach by Lee of this Agreement. The Company, at its election, may (i) require Lee to continue to perform his duties hereunder for the full thirty (30) day notice period, or (ii) terminate Lee’s employment at any time during such thirty (30) day notice period, provided that any such termination shall not be deemed to be a termination of Lee’s employment by the Company without Cause. Upon such termination, Lee shall be entitled to: (i) any Base Salary earned through the effective date of termination that remains unpaid and any accrued but unpaid vacation time, with any such amounts paid on the first regularly scheduled payroll date following the effective date of termination; (ii) any remaining unpaid Annual Bonus payable pursuant to Section 3(b) with respect to any fiscal year which ended prior to the effective date of Lee’s termination of employment, with such amount paid in the first regularly scheduled payroll date following the effective date of termination or, if later, at the same time the bonus would have been payable to Lee under Section 3(b) hereof; (iii) any reimbursement or payment due to Lee on or prior to the date of such termination which remains unpaid to Lee pursuant to the terms of Sections 3(d), 3(e) and 3(f) with any such payment being made promptly following the effective date of termination, (iv) any payment or transfer of right or benefit that accrued or became due to Lee prior to the date of such termination which remains unpaid to Lee under this Section 3, if any, or pursuant to any applicable plans, programs, policies or arrangements of the Company or any affiliate in which Lee participated as of the effective date of termination, including, without limitation, any plans or agreements relating to the vested portion of any stock options, restricted stock or similar equity interests awarded to Lee prior to the date of such termination, or the vested portion of any equity awards granted to Lee prior to the date of such termination in connection with any long-term incentive program in which he has participated while employed by the Company or any of its affiliates (collectively “Accrued and Other Obligations”).

(c) Termination By Company For Cause. If Lee’s employment is terminated for Cause, Lee will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination. As used in this Agreement, the term Cause shall include but not be limited to a termination for (i) a material breach of any promise or obligation imposed under this Agreement, including, without limitation, a refusal to substantially perform Lee’s duties hereunder, except in the event that Lee becomes permanently disabled as set forth in Section 4(e); (ii) material acts of embezzlement or misappropriation of funds, regardless of whether the embezzlement or misappropriation involves funds or assets of the Company or a third party; (iii) serious dereliction of fiduciary obligation; (iv) conviction of a felony, plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude; (v) a willful unauthorized disclosure of confidential information belonging to the Company, or entrusted to the Company by a client, customer, or other third party; (vi) an intentional violation of any material Company rule, regulation or policy; (vii) any willful act materially adverse to the interests of the Company or reasonably likely to result in material harm to the Company or to bring the Company into disrepute; (vii) engaging in behavior that would constitute grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other egregious conduct that violates laws governing the workplace.

(d) Termination By Company Without Cause. Upon thirty (30) days written notice, the Company shall retain the right to terminate Lee without Cause. If Lee’s employment is terminated by the Company without Cause during the Term, Lee shall be provided with the following severance package, contingent upon the terms set forth below:

(i) If the Company Terminates Lee pursuant to this paragraph during the first Eighteen months of his employment, Lee shall continue to receive an amount equivalent to his base salary for a period of Six months following the effective date of his Separation From Service, said amounts to be paid to Lee bi-weekly;

(ii) If the Company Terminates Lee pursuant to this paragraph after the first Eighteen months of his employment, Lee shall continue to receive an amount equivalent to his base salary for a period of 3 months following the effective date of his Separation From Service (the “Severance Period”), said amounts to be paid to Lee bi-weekly;.

(iii) During each respective Severance Period (i.e. the respective six month or three month payment period), the Company shall continue to contribute to the cost of Lee’s health insurance coverage by contributing an amount equal to the amount paid by the Company towards the health insurance premiums of active Company employees towards Lee’s COBRA premium, but only to the extent that Lee applies for and otherwise remains eligible for health care continuation coverage under COBRA throughout the Severance Period; provided that if the Company’s contributions or payments under this section would violate the nondiscrimination rules, and result in the imposition of penalties, under the Patient Protection and Affordable Care Act (the “ACA”) and related regulations and guidance promulgated thereunder, the parties agree to reform this provision in such manner as is necessary to comply with the ACA and avoid any such penalties while keeping Lee in as close to the same economic position as possible;

(iv) During the Severance Period, the Company shall continue paying the premiums or will reimburse Lee for premiums paid for life and disability insurance and other benefit programs that were in effect at the time of termination.

(vii) The Accrued and Other Obligations.

The benefits and compensation described in Sections 4(d)(i) through (vii) that Lee shall receive is referred to jointly herein as the “Severance Compensation”.

Lee shall not be entitled to any Severance Compensation unless (i) Lee complies with all surviving provisions of any non-competition agreement, non-solicitation agreement, confidentiality agreement, and (ii) Lee executes and delivers to the Company a release in form and substance acceptable to the Company, and such release becomes irrevocable by such period as is required by any applicable statute or regulation following the effective date of Lee’s Separation from Service, by which Lee releases the Company from any obligations and liabilities of any type whatsoever, including those arising out of his employment, the termination of employment, or under this Agreement, except for the Company’s obligations with respect to the Severance Compensation, which release shall not affect Lee’s right to indemnification, including reimbursement for all costs and attorneys’ fees relating to litigation, judgments or awards, if any, for actions taken within the scope of his employment. Subject to Section 4(g) below, the Severance Compensation will be paid or provided (or will begin to be paid or provided) as soon as administratively practicable after the release becomes irrevocable, provided that if the irrevocable period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year. The parties hereto acknowledge that the Severance Compensation to be provided under this Section 4(d) is to be provided in consideration for the above-specified release.

The Severance Compensation described in this Section 4(d), or any applicable Section below is intended to supersede any other severance payment provided by any Company policy, plan or practice. Therefore, to the extent that Lee receives Severance Compensation consistent with the terms of Section 4 Lee shall be disqualified from receiving any severance payment under any other Company severance policy, plan or practice.

(e) Termination for Lee’s Permanent Disability. To the extent permissible under applicable law, in the event Lee becomes permanently disabled during the Term, the Company may terminate this Agreement by giving a thirty (30) day notice to Lee of its intent to terminate, and unless Lee resumes performance of the duties set forth in Section 2 within five (5) days of the date of the notice and continues performance for the remainder of the notice period, this Agreement shall terminate at the end of the thirty (30) day period. A termination due to Lee’s Permanent Disability during the Term shall be treated for all severance purposes as a Termination Without Cause, and Lee shall be entitled to receive all of the payments identified in Section 4(d) of this Agreement, provided that he complies with the terms and conditions set forth in Section 4(d). Permanently disabled or Disabled for the purposes of this Agreement means Lee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(f) Termination Due To Lee’s Death. In the event that Lee dies during the Term, this Agreement shall terminate as of the date of Lee’s death. A termination due to Lee’s death during the Term shall be treated for all severance purposes as a Termination Without Cause, and Lee’s estate shall be entitled to receive all of the Severance Compensation identified in Section 4(d) provided that it complies with any applicable terms and conditions set forth in Section 4(d). Lee’s estate shall also be entitled to receive any Accrued and Other Obligations.

(g) Section 280G of the Code.

(i) General. All amounts payable to Lee by the Company whether under this Agreement or any other agreement, program or arrangement with the Company (each, a “Payment”) will be made without regard to whether the deductibility of such payments (considered together with any other entitlements or payments otherwise paid or due to Lee) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and without regard to whether such payments would subject Lee to the excise tax levied under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) paid to or on for the benefit of Lee would be increased by the limitation or elimination of one or more of such Payments, then the Company will reduce or, or if necessary, eliminate any or all Payments to the extent necessary to maximize the Total After-Tax Payments.

(ii) Measurements and Adjustments. The determination of the amount of the payments and benefits paid and payable to Lee and whether and to what extent reduction or the elimination of any amounts payable are required to be made will be made at the Company’s expense by a qualified independent professional selected by the Company, which professional shall provide Lee and the Company with detailed supporting calculations with respect to its determination within thirty (30) business days of the receipt of notice from Lee or the Company that Lee has received or will receive a payment that is potentially subject to Section 280G of the Code. Any determination by the professional shall be binding upon the Company and Lee.

(iii) Underpayment or Overpayment. In the event of any underpayment or overpayment to Lee, the amount of such underpayment or overpayment will be, as promptly as practicable, paid by the Company to Lee or refunded by Lee to the Company, as the case may be.

(iv) Definitions. For purposes of this Agreement, the term Total After-Tax Payments means the total of all parachute payments (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Lee (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

(h) Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement or elsewhere, if Lee is a specified employee as determined pursuant to Section 409A of the Code as of the date of Lee’s Separation From Service and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a deferral of compensation within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting Lee to additional tax , interest or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following Lee’s Separation From Service shall be paid or provided to Lee in a cash lump-sum on the first business day of the seventh calendar month following the month in which Lee’s Separation From Service occurs. In addition, any payment or benefit due upon a termination of Lee’s employment that represents a deferral of compensation within the meaning of Section 409A shall only be paid or provided to Lee upon a Separation From Service (as defined above). For the purposes of this Agreement, amounts payable under Section 4 shall be deemed not to be a deferral of compensation subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) ( short-term deferrals ) and (b)(9) ( separation pay plans, including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.

(i) Continuing Obligations. Lee acknowledges and agrees that the non-competition and non-solicitation restrictions set forth in Sections 6 and 7 of this Agreement will remain in full force and effect for a period of twenty-four (24) months following the termination of his employment for any reason. Furthermore, the obligations imposed on Lee with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement or any other agreement executed by the parties shall continue indefinitely, notwithstanding the expiration or termination of the employment relationship between the parties.

5. Company Property. All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into Lee’s possession by, through or in the course of his employment, regardless of the source and whether created by Lee, are the sole and exclusive property of the Company, and immediately upon the termination of Lee’s employment, or at any time the Company shall request, Lee shall return to the Company all such property of the Company, without retaining any copies, summaries or excerpts of any kind or in any format whatsoever. Lee further agrees that should he discover any Company property or Confidential Company Information in his possession after the return of such property has been requested, Lee agrees to return it promptly to Company without retaining copies, summaries or excerpts of any kind or in any format whatsoever.

6. Non-Competition. In consideration of the compensation and other benefits to be paid to Lee pursuant to this Agreement, Lee agrees that he will not, without prior written consent of the board of directors of Company, for a period of twenty-four (24) months after his termination of employment for any reason:

(a) directly or indirectly engage in the United States, Canada or any other country in which Company now or hereafter during Lee’s period of employment, conducts business, in any activity which, or any activity for any enterprise or entity a material part of the business of which, is competitive with the business conducted by Company at the time of termination or any business that Company proposed to be conducted during Lee’s employment with the Company, either as an officer, director, employee, independent contractor or as a 2% or greater owner, partner, or stockholder in a publicly traded entity;

(b) directly or indirectly cause or request a curtailment or cancellation of any significant business relationship the Company has with a current or prospective vendor, business partner, supplier or other service or goods provider that would have a material adverse impact on the business of Company or;

(c) directly or indirectly induce or attempt to influence any employee of Company to terminate his or her employment with Company.

7. Non-Solicitation.

(a) During Lee’s employment with the Company and for twenty four (24) months after termination of his employment for any reason, Lee will not, directly or indirectly, on his/her own behalf or on behalf of any third party, (i) target, recruit, solicit or induce, or attempt to induce, any employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or (ii) solicit, divert, reduce, take away, or attempt to divert, reduce or take away, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company with which Lee was substantively involved during the course of his employment with the Company) of any of the Company’s (A) clients, customers, franchisees, or accounts, or (B) prospective clients, customers, franchisees or accounts, that were contacted or solicited by Lee within twelve (12) months prior to the date his employment with the Company terminated.

(b) Lee acknowledges and understands that, in the event of a breach or threatened breach of this provision by Lee, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this provision, which shall be in addition to any other remedies available to it, as well as an award of attorneys’ fees and costs to cover the expenses it incurs in seeking to enforce this provision.

8. Protection of Confidential Information.

(a) Lee agrees that all information, whether or not in writing, relating to the business, technical or financial affairs of the Company and that is generally understood in the industry as being confidential and/or proprietary, is the exclusive property of the Company. Lee agrees to hold in a fiduciary capacity for the sole benefit of the Company all secret, confidential or proprietary information, knowledge, data, or trade secret (“Confidential Information”) relating to the Company or any of its affiliates or their respective clients, which Confidential Information shall have been obtained during his employment with the Company. Lee agrees that he will not at any time, either during the Term or after its termination, disclose to anyone any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties without written approval by an officer of the Company. Lee further agrees that all intellectual property, business processes, proprietary forms, business plans, customer lists, memoranda, notes, records, data, schematics, sketches, computer programs, prototypes, proprietary franchise circulars or similar materials, or written, photographic, magnetic or other documents or tangible objects compiled by Lee or made available to Lee during his employment concerning the business of the Company and/or its clients, including any copies of such materials, shall be the property of the Company and shall be delivered to the Company on the termination of his employment, or at any other time upon request of the Company.

(b) Court-Ordered Disclosure. In the event that, at any time during his employment with the Company or at any time thereafter, Lee receives a request to disclose all or any part of the trade secrets and other proprietary and confidential information under the terms of a subpoena or order issued by a court or by a governmental body, Lee agrees to notify the Company immediately of the existence, terms, and circumstances surrounding such request, to consult with the Company on the advisability of taking legally available steps to resist or narrow such request; and, if disclosure of such trade secrets and other proprietary and confidential information is required to prevent Lee from being held in contempt or subject to other penalty, to furnish only such portion of the trade secrets and other proprietary and confidential information as, in the written opinion of counsel satisfactory to the Company, Lee is legally compelled to disclose, and to exercise Lee’s best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed trade secrets and other proprietary and confidential information.

9. Injunctive Relief. Lee understands that, in the event of a breach or threatened breach of this Agreement by Lee, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief, without prior notice to Lee and without the posting of a bond or other guarantee, to enforce this Agreement. This provision is not a waiver of any other rights which the Company may have under this Agreement, including the right to recover attorneys’ fees and costs to cover the expenses it incurs in seeking to enforce this agreement, as well as to any other remedies available to it, including money damages.

10. Publicity. Neither party shall issue, without consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them. Following the date of this Agreement and regardless of any dispute that may arise in the future, Lee and the Company jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other to any individual, company or client, including within the Company.

11. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event the Company is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of Lee are personal and may not be assigned by him.

12. Entire Agreement. This Agreement contains the entire understanding of Lee and the Company with respect to employment of Lee and supersedes any and all prior understandings, written or oral. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties. By entering into this Agreement, Lee certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he voluntarily and knowingly enters into said Agreement.

13. Severability. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.

14. Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maine, without giving effect to the principles of conflicts of law thereof. All disputes arising hereunder shall be resolved in any court of competent jurisdiction located within the State of Maine. The parties hereby knowingly and willingly agree to waive the right to jury in any trial or proceeding relating to this Agreement or Lee’s employment with the Company.

15. Notices. Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses identified below or to such other address as either party may later specify by notice to the other.

16. Indemnification. In his capacity as a director, manager, officer, or employee of the Company or serving or having served any other entity as a director, manager, officer, or Lee at the Company’s request, Lee shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s charter and by-laws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which Lee may be involved, or threatened to be involved, as a party or otherwise by reason of Lee’s status, which relate to or arise out of the Company, their assets, business or affairs, if in each of the foregoing cases, (i) Lee acted in good faith and in a manner Lee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe Lee’s conduct was unlawful, and (ii) Lee’s conduct did not constitute gross negligence or willful or wanton misconduct (and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided Lee provides an undertaking to repay advances if it is ultimately determined that Lee is not entitled to indemnification). The Company shall advance all expenses incurred by Lee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section, including but not necessarily limited to legal counsel, expert witnesses or other litigation-related expenses. Lee shall be entitled to coverage under the Company’s directors and officers liability insurance policy, if any, in effect at any time in the future to no lesser extent than any other officers or directors of the Company. After Lee is no longer employed by the Company, the Company shall keep in effect the provisions of this Section, which provision shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of Lee. Notwithstanding anything herein to the contrary, the provisions of this Section shall survive the termination of this Agreement and the termination of the Period of Employment for any reason.

17. Company Successors and Assigns. In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor to all or substantially all of the Company’s business or assets (whether direct or indirect, and whether by purchase, reorganization, merger, share exchange, consolidation, or otherwise) to expressly assume and agree to perform the Company’s obligations under this Agreement to the same extent, and in the same manner, as the Company would be required to perform if no such succession had occurred. This Agreement shall be binding upon, and inure to the benefit of, any successor to the Company. Lee agrees and acknowledges that this Agreement may be assigned to an affiliated or subsidiary of the Company in the future.

18. Miscellaneous.

(a) No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c) The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

(d) The obligations of Company under this Agreement, including its obligation to pay the compensation provided for in this Agreement, are contingent upon Lee’s performance of Lee’s obligations under this Agreement.

(e) This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND, each of the parties hereto has caused this Agreement to be duly executed and delivered by its authorized officers or individually, on January 13, 2025.

ANANIA & ASSOCIATES

/s/ Peter V. Anania
Peter Anania, President

/s/ Michael S. Lee
Michael S. Lee

12